                                                                          EX23.6

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

December 30, 1999

Board of Directors
Reynolds Metals Company
6601 W. Broad Street
Richmond, VA 23261

Re: Initially filed Registration Statement on Form S-4 of
  Alcoa Inc. relating to the below-referenced Agreement and Plan of Merger

Ladies and Gentlemen:

   Reference is made to our opinion letter dated August 18, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of Reynolds Metals Company (the "Company") of the exchange ratio of 1.06 shares of Common Stock, par value $1.00 per share, of Alcoa Inc. ("Buyer") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of August 18, 1999, among Buyer, RLM Acquisition Corp. and the Company.

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinions of Financial Advisors," "THE MERGER -- Background of the Merger," "THE MERGER -- Reasons for the Merger and Recommendations of the Reynolds Board--Opinions of Financial Advisors," and "THE MERGER -- Opinion of Reynolds' Financial Advisors -- Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Proxy Statement and Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

   Very truly yours,

   /s/ Goldman, Sachs & Co.
   (Goldman, Sachs & Co.)